FOR IMMEDIATE RELEASE September 1, 2016

PCS Edventures announces new robotics curriculum

PCS Edventures’ Discover Robotics Curriculum Expanded

Boise, Idaho, September 1st, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the formal release of its newest robotics curriculum, Discover Robotics II LABCards.

The PCS Edventures Discover Robotics product line engages students in relevant topics through hands-on robotics activities in computer science and physics. Robotics I LABCards provide 4 foundational curriculum units that introduce students to mechanical engineering, basic electrical concepts and computer programming concepts. Now, Robotics II enables users of the Discover Robotics system to go much further using advanced procedural programming, the integration of sensors and variable driven behaviors. As students complete the series they are challenged to program robots with behaviors that emulate human behaviors by adding a certain level of unpredictability to their programs!

As with all the LABCards series, Discover Robotics II is designed to be student-driven using project-based learning techniques that rapidly build skills using a combination of step-by-step projects and challenges. By using the PCS Edventures designed RiQ robot coupled with the interactive programming software Cortex, students of a variety of ages can be quickly building and programming their own robot.

Michelle Fisher, Director of Curriculum Development at PCS Edventures said, “This release of our advanced robotics curriculum enables students to go much deeper with the application of sensors and variables. Our curriculum team did a remarkable job on the series and it is already in use in some classrooms as well as on our EdventuresLAB floor. Sales and marketing will be announcing it officially to all of our existing classroom and after-school customers this month as an awesome upgrade to their existing system!”

The Discover Robotics II curriculum is available for sale now and can be ordered through the PCS Edventures website at www.edventures.com.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPink: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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